IN THE SUPREME COURT OF THE STATE OF DELAWARE

PLATINUM EQUITY LLC AND PFRANK LLC, DEFENDANTS BELOW-APPELLANTS, v. ROHN INDUSTRIES, INC., ROHN CONSTRUCTION, INC., ROHN PRODUCTS, INC., ROHN DE MEXICO, S.A. DE C.V., ROHN, INC., AND ROHN INSTALLATION SERVICES, INC., PLAINTIFFS BELOW-APPELLEES.	:	NO. ____________ ON APPEAL FROM THE SUPERIOR COURT OF THE STATE OF DELAWARE, IN AND FOR NEW CASTLE COUNTY C.A. NO. 03C-04-134 (SCD)

NOTICE OF APPEAL

To: Daniel V. Folt
DUANE MORRIS LLP
1100 North Market Street, 12th Floor
Wilmington, Delaware 19801

PLEASE TAKE NOTICE that Platinum Equity LLC and PFrank LLC, Defendants Below-Appellants, do hereby appeal to the Supreme Court of the State of Delaware from the Final Judgment awarding damages including prejudgment and post-judgment interest to Plaintiffs Below of the Superior Court of the State of Delaware, in and for New Castle County, by The Honorable Susan Del Pesco, dated July 25, 2007, in case number 03C-04-134 (SCD) in that court. A copy of the Final Judgment sought to be reviewed is attached hereto as Exhibit A. Also attached as Exhibit B is a

transcript of the oral argument held in the Superior Court on June 28, 2007 and Judge Del Pesco's Decision from the bench on that date, which outlines the basis for the Final Judgment sought to be reviewed.

The name and address of the attorney below for the Appellee is:

Daniel V. Folt
DUANE MORRIS LLP
1100 North Market Street, 12th Floor
Wilmington, Delaware 19801

The parties against whom the appeal is taken are: Rohn Industries, Inc., Rohn Construction, Inc., Rohn Products, Inc., Rohn De Mexico, S.A. De C.V., Rohn, Inc., and Rohn Installation Services, Inc.

No transcript is required because all proceedings below have been transcribed.

Respectfully submitted,

POTTER ANDERSON & CORROON LLP

BY: /s/ Sarah E. DiLuzio
PETER J. WALSH, JR. (NO. 2437)
SARAH E. DILUZIO (NO. 4085)
1313 NORTH MARKET STREET
SIXTH FLOOR
WILMINGTON, DELAWARE 19801
TELEPHONE: (302) 984-6000
FACSIMILE: (302) 658-1192
ATTORNEYS FOR DEFENDANTS BELOW-APPELLANTS PLATINUM EQUITY LLC AND PFRANK LLC

OF COUNSEL:
KEVIN S. REED, ESQUIRE
QUINN EMANUEL URQUHART OLIVER & HEDGES, LLP
51 Madison Avenue, 22nd Floor
New York, New York 10010-1601
Telephone: (212) 849-7000
Facsimile: (212) 849-7100

DATED: AUGUST 21, 2007
810268/27112

EXHIBIT A

IN THE SUPERIOR COURT OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

ROHN INDUSTRIES, INC., a Delaware corporation, *et al.*, Plaintiffs, v. **PLATINUM EQUITY LLC,** a Delaware limited liability company, and **PFRANK LLC,** a Delaware limited liability company, Defendants.	C. A. No. 03C-04-134-SCD NON-ARBITRATION

RECEIVED
2007 JUL 23 P 8: 52
DELAWARE JUDICIARY

FINAL JUDGMENT

Plaintiffs Rohn Industries, Inc., Rohn Construction, Inc., Rohn Products, Inc., Rohn de Mexico, S.A. de C.V., Rohn Servicious, S.A. de C.V., Rohn, Inc., and Rohn Installation Services, Inc., having filed their Summons and Complaint with this Court on April 14, 2003; and defendants Platinum Equity LLC and PFrank LLC having been duly served on April 30, 2003; and defendants having filed their Answer on June 20, 2003; and this Court, by Order dated July 26, 2004, having amended plaintiffs' names consistent with the bankruptcy case (*i.e.*, Rohn Industries, Inc. *et al.* to Frankfort Tower Industries, Inc. *et al.*); and trial having been held in this action on December 13-21, 2004; and the Supreme Court of the State of Delaware, by Decision dated October 20, 2006, having remanded this case to this Court for entry of judgment in plaintiffs' favor; and this Court having received and considered post-trial briefing on the issue of damages; and oral argument having been heard on such issue on June 28, 2007; and this Court, following such argument, having rendered its Decision from the bench; it is now

ORDERED and ADJUDGED that plaintiffs recover from defendants, jointly and severally, the sum of $14,655,000, the basis for which is as follows (all of the numbers in the chart below are in millions):

Rohn's Benefit of Bargain Damages		
Tax Refunds		$31.698
Current Liabilities Assumed		$23.301
Pension and Medical Liabilities Assumed		$5.5
Reduction in Bank Debt		$2.588
Environmental Liabilities Assumed		$2.167
Net Cash at Closing		$1.1
	Subtotal:	$66.354
Less Rohn's Mitigation Of Damages		
Tax Refunds		$22.955
Collections on Accounts Receivable		$12.9
Cash Proceeds from Asset and Inventory Sales		$10.094
Reduction in Bank Debt		$7.398
Retention of Prepaid Expenses		$1.206
	Subtotal:	$54.553
Together With Rohn's Consequential / Incidental Damages		
Costs From Terminating Peoria Operations		$1.122
Consultant and Lender Fees and Interest		$0.902
Costs of Transition to Frankfort		$0.830
	Subtotal:	$2.854
Equals Plaintiff's Base Judgment		$14.655

It is further ORDERED and ADJUDGED that, pursuant to Sections 5001-5004 of New York Civil Practice Law and Rules, plaintiffs recover from defendants, jointly and severally, the additional sum of $5,740,695, representing prejudgment interest on the foregoing base judgment at the statutory rate of 9% simple annual interest through June 28, 2007, plus $5,029 additional prejudgment interest for each day thereafter until entry of this Judgment, with post-judgment interest accruing thereafter until paid.

Dated: Wilmington, Delaware
July 25, 2007

[signature]
Hon. Susan Del Pesco

DM1\1156885.4

EXHIBIT B

IN THE SUPERIOR COURT FOR THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

ROHN INDUSTRIES, INC.,

Plaintiffs,

v.

PLATINUM EQUITY LLC, and PFRANK, LLC,

Defendants.

CIVIL PROCEEDINGS

C.A.NO.03C-04-134 SCD
Courtroom 8C
June 28, 2007

ARGUMENT ON DAMAGES AND DECISION OF THE COURT

BEFORE: THE HONORABLE SUSAN C. DEL PESCO, J.

APPEARANCES:

DANIEL V. FOLT, ESQUIRE
MATT NEIDERMAN, ESQUIRE
DUANE MORRIS LLP, Delaware
and
JOHN SOROKO ESQUIRE
DUANE MORRIS LLP, Pennsylvania
and
JOHN DELLAPORTAS, ESQUIRE
DUANE MORRIS LLP New York
For the Plaintiffs

PETER J. WALSH, JR., ESQUIRE
SARAH E. DILUZIO, ESQUIRE
POTTER ANDERSON & CORROON
and
KEVIN S. REED, ESQUIRE
DEBORAH K. BROWN, ESQUIRE
WILLIAM ADAMS, ESQUIRE
QUINN EMANUEL URQUHART OLIVER & HEDGES, LLP
For the Defendants

Jean Preston, CSR
Official Court Reporter
500 N. King Street Suite 2609
Wilmingtron, DE. 19801-3725

June 28, 2007

(WHEREUPON, the following takes place in open court at 1 o'clock p.m.:)

MR. FOLT: Good afternoon, Your Honor. My name is Dan Folt, Duane Morris, representing Rohn.

With me today is Horace Ward, the bankruptcy administrator, and my partner, John Soroko, who with the Court's permission will present the argument today. I sent Your Honor an e-mail we filed the pro hac earlier which your staff thought had been approved.

THE COURT: I recall it.

I'm quite sure it was.

You may begin.

MR. SOROKO: Your Honor, may it please The Court, John Soroko from Duane Morris, for the plaintiffs, Rohn et al.

I don't know what Your Honor wants to do in terms of the back and forth of this argument.

I would like in advance with the Court's indulgence to reserve a few minutes of rebuttal at the end of Mr. Reed's argument, if that suits The Court.

THE COURT: Yes. I would like to ask each of you to limit yourselves to about half an hour and then I

will give you a brief opportunity for rebuttal.

MR. SOROKO: Thank you, Your Honor.

THE COURT: Before we get started. I think I recognize this document. It was attached to the opening brief.

Is that correct?

MR. FOLT: One point of clarification, Your Honor. This is the exact same numbers from the last page of our brief.

MR. SOROKO: Our reply brief, Your Honor.

MR. FOLT: We just added more white space. None of the numbers changed; just trying to make it easier to read, and because I know sometimes it's hard to see, I have some hand-helds to pass out to counsel.

THE COURT: I have been looking at this document (Indicating) because it was keyed into certain paragraphs, and then I tried to align it with defendant's. I think we're probably all on more or less the same page.

I'll let you get started.

MR. SOROKO: I think we're on the same page literally and figuratively, Your Honor. I think not a lot has changed.

Just by way of introduction.

When we filed our opening brief on the issue of Rohn's damages we did attach an Exhibit A, and in that Exhibit A we provided a recap of what we saw Rohn's damages as being, and what based on the trial testimony that Your Honor heard in this matter, we believed Platinum's position was on Rohn's damages.

Platinum thereafter filed its answering brief to our opening brief and therefore in our reply brief we revised essentially some of the numbers (Indicating) in Platinum's column based on what we were interpreting what Platinum was saying in its answering brief.

So attached is Exhibit A to our second brief, our reply brief, is the page that really models what we have put in the big chart, Your Honor, and handed out.

THE COURT: Okay. Got it.

MR. SOROKO: If that helps, Your Honor?

THE COURT: Yes.

Thank you.

MR. SOROKO: Thank you.

With that said, as Your Honor knows, this matter has been remanded for determination of the damages to which Rohn is entitled.

The Court previously heard evidence on this

issue but deferred any briefing on the issue.

Now following remand, the parties have filed their briefs with The Court.

In terms of the witnesses The Court has heard on the issue of damages, it is significant that The Court never heard a witness from Platinum, itself, on the issue of Rohn's damages, only Platinum's expert.

And Platinum's expert, and this is crucial in our view, never expressed a view that Rohn's resale efforts had been untimely or that Rohn's resale efforts had not been commercially reasonable.

I'll address that point further, but I believe it is a very critical point in the case, perhaps the central point in the case, and it actually determined in our view this matter in Rohn's favor because that was an issue which, under New York law, Platinum started with and always had the burden of proof.

They never even began to meet it, they never called a witness on it, and Your Honor heard at length from Mr. Ward to whom Your Honor had been reintroduced this morning, and others, about all of the retail efforts that Rohn undertook in the wake of Platinum's wrongful breach.

No witness ever came before this Court and said that any of those efforts were untimely, or any of those efforts were commercially unreasonable. Hence, we have written in our briefs and will re-emphasize this morning, that was a burden Platinum had. Not Rohn. Platinum.

In contrast, The Court heard not only from Rohn's damage expert, Mr. Shopa, who is a licensed Delaware accountant, unlike Platinum's expert, but also from Mr. Ward, and The Court may also remember Mr. Dix, Rohn's CFO; both gentlemen came, and testified on the issue of damages, in person.

The evidence they presented along with other evidence established that Platinum's breach of the parties' Asset Purchase Agreement caused significant damages to Rohn. That's not really surprising.

What is surprising is that Platinum's position now is that its breach of contract did not damage Rohn, and in fact the breach of contract actually helped Rohn, if you listen to Platinum.

That's an argument that defies the facts of this case, it defies the New York law which governs this case, and frankly, it defies logic.

Platinum's argument therefore is in our view really an appeal to this Court that this Court now reverse the unanimous ruling of the Delaware Supreme Court that found that Platinum breached the Agreement and its finding that because of that breach, Platinum lost millions in tax advantages.

How Platinum can ask this Court to go from the Supreme Court's ruling to a finding of zero damages in favor of Rohn, is simply astounding.

To get to that result, Platinum would ask this Court to ignore New York law on damages, or at a minimum, take New York's damage law and stand it on its head.

The basic principle of New York damage law, and we discussed this at length in our brief, Your Honor, is that an aggrieved party like Rohn, who is a seller of assets, gets its damage measured on the basis of the benefit of the bargain.

That's the key phrase.

Benefit of the bargain, and that it means exactly what it says. The first step is to determine what the benefits would have been accruing to Rohn had Platinum not wrongfully breached the bargain, and of course the bargain is the Agreement that the two parties

had that Platinum didn't follow through on.

That benefit is not limited to simply measuring and counting cash on the barrel head. Under New York law it is very clear that it comprises all of the economic advantages of the transaction, including advantages furnished to a party like Rohn from third parties. It includes items like tax refunds, debt reduction and assumption of the liability.

That's one hundred percent clear under New York law. We're not just talking about cash.

The next step is to deduct from that amount the amount that Rohn was able to mitigate its damages.

Our damages calculation, as made clear by our brief and the chart that Your Honor has pulled before her this morning, make clear that we're giving Platinum a dollar-for-dollar credit for all of Rohn's mitigation efforts.

This means that Rohn, in mitigation of its damages, took the very asset that Platinum was to have closed on, and made them the subject of one or more alternative transactions, giving Platinum full credit for all of the dollars produced in those transactions.

Lastly, New York law then adds to all of that

consequential incidental damages. New York law provides very good guidance on what constitutes a consequential damage and what constitutes incidental damages, and the items claimed by Rohn fall clearly within the definition under New York law.

When you apply New York law to the issue of the benefit, the mitigation, inconsequential and incidental damages, you come up with a total that's just slightly less than $17.5 million dollars in Rohn's favor prior to the application of the statutorily required prejudgment interest under New York law.

That prejudgment interest has been running as a matter of New York law since 12/26/2002, the date of Platinum's wrongful breach.

We get to that figure in a very straightforward way, and here is where I would, with Your Honor's indulgence refer to the chart.

First, we calculate the value of the benefit of the bargain to Rohn.

Just as the phrase implies, this is the benefit Rohn would have received had Platinum instead of breaching, followed through on the bargain.

And Your Honor, on the chart those are the six

items listed under the heading, Benefit Of The Bargain.

Here is Rohn's view of what the benefit of the bargain would have been to it, and we contrast it with Platinum's view of what the benefit of the bargain would have been to Rohn.

Again, New York law is clear that a benefit is not limited simply to cash on the barrel head. This was not in fact and The Court knows this, primarily a cash transaction. It involved tax advantages, the assumption of liability and some cash.

But under New York law all of those are benefits, and all of those are benefits that Rohn lost out on when Platinum wrongfully breached.

We cite cases on page 10 of our opening brief, Your Honor, that set forth in I think a very helpful way the full scope of what is a benefit under New York law for purposes of the benefit of the bargain that clearly comprehends all of the items we show in items one through six under the title, Benefit of a Bargain, Tax Refund, Liabilities Assumed by Platinum, Pension and Medical Liabilities Assumed by Platinum, Rohn's Reduction in Bank Debt, Certain Environmental Liabilities Assumed by Platinum and Certain Net Cash made available to Rohn at

Closing.

THE COURT: The first two are not disputed, at least the numbers are not disputed.

So the first thing that I see where there is a difference in the figures is the Pension and Medical Liabilities Assumed.

Are you going to be addressing that difference?

MR. SOROKO: Yes, at the end, Your Honor, yes, down the road. I hope by the time I'm through, to have amplified what we have in the brief about all of these differences, and in both our opening brief and in our reply brief we high-light where these differences occur, and urge Your Honor in each of those instances to adopt Rohn's view of the difference, and we give Your Honor the reasons why that would be a very solid ruling by this Court to do so.

THE COURT: Well, because we do have a time constraint and because there is one area that is of particular interest to me, I wonder if we could focus for a moment in the Pension and Medical Liabilities Assumed category, because the question I have is pretty straightforward.

The calculation you have, the 8.337 is a combination of 5.337 which is a pension number, and the 3.0 which is a medical number, correct?

MR. SOROKO: Yes.

THE COURT: And then the argument is made that in bankruptcy, there was a negotiated cap on that money of $2.5 million. Am I correct?

MR. SOROKO: No. I think it is the 8.337 million that's coming out of the bankruptcy number.

THE COURT: Yes. I agreed that the amount of the claim --

MR. REED: Maybe it would be helpful if I tell what our argument is.

THE COURT: I know what your argument is in the papers. I mean, I've asked them to address an aspect of your argument actually.

MR. REED: Sorry, I was just trying to --

THE COURT: No, I appreciate it and I will try to be clearer.

I know the source of the number. It's actual losses. And, the only question that I have with regard to the calculation is, the defendant says, well, you can't claim 5.337 because that's not actually the deal

you ultimately struck in connection with the bankruptcy, you negotiated a cap, and the cap was 2.5. and your counter to that argument is, well, it cost us money to process the bankruptcy.

MR. SOROKO: Right; there is another argument, which is, had they followed through on this transaction instead of wrongfully breaching it, we wouldn't have even been in a bankruptcy situation. They would have assumed, as they had agreed to do, to take on all of those medical and pension liabilities, and we feel the amount we would have benefitted then by them taking them off our plate was the $8.33 million.

THE COURT: Okay. But let's assume that I accept the notion that the number is the actual number of the claims in bankruptcy court, and then it is brought to my attention that that's not really actual because it was a negotiated cap.

And the counter argument is that it cost money to negotiate that cap to get it into bankruptcy and to negotiate that. And so if you, if I do the math on that point, and because I have been thinking about this specific thing, and clearly you may not have anticipated this, it looks to me like there is another half a million

dollars that perhaps enures to Platinum's benefit because you got a cap that saved you $2.8 million dollars and if I associate a 100 percent of your costs with this, just for sake of argument, you still are ahead $0.543 million dollars.

MR. SOROKO: I understand Your Honor's point.

THE COURT: Does that make sense?

MR. SOROKO: It does. I think it gets a little if you will indulge the term, it gets a little metaphysical here because we had a pool of pension and medical liabilities that would have been off our plate, onto Platinum's plate. There wouldn't have even been a bankruptcy --

THE COURT: Well, I know. But I'm assuming, now assume that I'm trying to give you the benefit of the bargain here and I'm trying to calculate what that is, and you're saying, use actual numbers, don't use the SEC filings, use actual numbers. But it's sort of an all or nothing. Actual means actual. And if actual is $8.237 million dollars, but you negotiated a cap so that actual is less than that, then what I'm asking you is what number should I use?

MR. SOROKO: And what I'm responding, Your

Honor, is that I could not tell The Court that it would be an unreasonable approach to pursue the approach Your Honor's question suggests, which is perhaps it is $8.3 million less $500,000.

However, I also believe, Your Honor, that it is an equally not unreasonable approach to simply say that in effect there is a tie here and the tie goes against Platinum because they are the party that breached.

In a BUT FOR world, all of our medical liabilities, all of our pension liabilities would have become liabilities of Platinum. Not Rohn.

There would have been no bankruptcy.

So, I agree the issue of having to value what those liabilities were because of their breach has some trickiness with it, I'm very comfortable that 8.33 is a very principled number to go with, but I also appreciate Your Honor's logic in suggesting that a possible analysis would deflate the 8.33 by 500,000.

However, I do believe the the 8.33 is also a very reasonable number, and, if that imposes in effect $500,000 more of damage against the non-innocent party to the benefit of the innocent party, I'm not troubled by

that and I don't believe a court applying New York law would be troubled by that at all; but I certainly understand Your Honor's prospective.

THE COURT: All right, now, why don't you make whatever other comments you have about the first category because that is the only specific question that I have at the moment, the Benefit of the Bargain category.

MR. SOROKO: You mean on the specific discrepancies?

THE COURT: Well, yes. I pretty much understand the basis for the difference and the numbers that each of you has. I know why the numbers are different as to each of those six categories. The only one I need amplification on is No. 3.

MR. SOROKO: Well, then I really have no further comments on the Benefit of the Bargain section other than to say our analysis starts with adding all of that up, and in our view it all adds up to $69.1 million, or, listening to Your Honor's question, perhaps it adds up to $69.1 million less $500,000.

THE COURT: Okay.

MR. SOROKO: From the first section we then move to the second section, which is mitigation of

damages.

And I'd like to make a generalized point about this again and the issue of mitigation because it is very central to this case.

Under New York law it is only where an agreed seller, and Rohn in this case was an agreed seller, Rohn was the party who was breached against. It is only where that parties has not proceeded with its mitigation efforts in a timely or commercially reasonable way, that the rule of Benefit of the Bargain is even possibly departed from, and here the record was clear. There is no basis, there is no evidence in the record to suggest that Rohn, in the wake of Platinum's breach, didn't make timely and commercially reasonable efforts to mitigate its damages.

Your Honor will recall that in fact one of the ways Rohn started the process to mitigate its damages was to enter into an alternative transaction within five days of Platinum's breach.

In effect, Rohn was being a good citizen and doing what was smart for its own business but it was also helping to mitigate Platinum's damages.

The New York law basically says you take the

benefit of the bargain and you subtract from it everything that accrues to the benefit of the breaching party through the mitigation process. And you will recall I believe Mr. Ward's testimony about some of the challenges that the company faced in its efforts to dispose of its inventory and its other assets, and I think the record is pretty clear that the company did a very admirable job on that, but more to the point, when Platinum's damage expert was on the stand and was asked about Rohn's mitigation efforts, and was given a chance to criticize those mitigation efforts either as to the fact they were untimely, they were insufficient, or they were commercially unreasonable, Platinum's damage expert declined to do that.

So there is no evidence in this case, there is no witness from Platinum who ever testified, that the steps Mr. Ward and his colleagues took to dispose of these assets wasn't an appropriate effort under New York law.

Now again, the irony is of course that was all to the benefit of Platinum, because we were deducting from the $69 million then, the result of all of those mitigation efforts; and in our view those mitigation

efforts result in a figure of $54 million dollars.

So looking at this from the top view, down, we believe that the benefit of the bargain equation here has The Court taking $69 million, subtracting $54 million, which is about $15 million, and then adding to it the consequential incidental damages in the third category.

Platinum has a different view of the world. Platinum really is disinterested in Rohn's mitigation efforts. And what Platinum says, is, Rohn had no injury because in the immediate aftermath of the breach, Rohn was left with the same assets, in tact, and in its hands that it would have sold to Platinum.

To use the playground term in Platinum's view of the world, this was a no-harm, no-foul situation and they believed there was no-harm to Rohn because Rohn still had the assets.

As we have written in our briefs and I'll address The Court today, we think that stands the law of damages under New York law or Delaware law or any state's law I know, on its head.

There is no way you can simply say that because I was supposed to enter into a transaction with you to buy your assets and I breached it, that you are

unharmed because you still have the assets.

The purpose of damage law under New York law or any other state's law isn't to restore the status quo. It is to restore the innocent party, who is here, Rohn, to the position it would have been in not had the transaction never been agreed to, but if the transaction having been agreed to, was then consummated. And what Rohn lost out on very clearly in this case, was the ability to sell to Platinum its assets for which it was going to get the benefit of tax refunds, the assumption of various liabilities, reduction in bank debt and certain net cash at closing, all totalling $69 million.

That is what Rohn lost the opportunity to get.

What did Rohn get in its mitigation efforts by virtue of one or more alternative transactions?

It got $54 million which operates as a credit to Platinum. Rohn is not claiming that The Court should award it $69 million dollars. Rohn is claiming that The Court should award it $69 million dollars less $54 million dollars because Rohn concedes that Platinum gets a dollar-for-dollar credit for all of the dollars secured through the timely and commercially reasonable, and I think commercially admirable techniques, by which Rohn

sought to put together alternative transactions to sell to others the assets that Platinum wrongfully failed to close on.

Now whether one looks at New York cases, the UCC cases or treatises like *Williston*, the answer is the same: The aggrieved party like Rohn gets the benefit of the bargain, and I just want to talk about the UCC for one minute.

We cite the section in our brief, and it's 2.706.1. I'll quote it very quickly, Your Honor.

A seller like Rohn, a seller, and I'm saying here, Rohn, may resell the goods concerned or the undelivered balance thereof. When the resale is made in good faith and a commercially reasonable manner, the seller may recover the difference between the resale price and the contract price" meaning, the difference between $69 million and $54 million (Indicating), "together with any incidental damages" that is in the section down here totalling $2.8 million. In other words, just as we previously outlined, Rohn is under an obligation to mitigate, and there is no evidence Rohn didn't do that in good faith or in a commercially reasonable way, and so Rohn gets damages that are the

difference between the intended benefit (Indicating), and the resale (Indicating) plus incidental and consequential damages.

Now Platinum spends a lot of time in its brief, and I believe Your Honor will recall this, arguing that the UCC does not apply in this transaction.

The debate that Platinum spends a lot of time on is whether on balance this was a transaction involving the sale of goods, and I believe Your Honor will recall that argument.

Frankly, Your Honor, from our standpoint, it is almost beside the point whether this transaction is a transaction involving the sale of goods or whether because it is, or it isn't, the UCC does or doesn't apply, because the one thing that I don't believe Platinum can tell this Court is that when they adopted the UCC in New York, and virtually every other state, that section codified a principle of damage law that was otherwise and heretofore unknown to the law.

That just doesn't make any sense.

They put that section in the UCC because that is the damage law of New York, that is the damage law of Delaware, and frankly, that is the damage law of, you

pick a state.

That's just how it is.

The reason Platinum is taking such exception to applying the UCC is because that UCC section, the one I just quoted, plus it's to beautiful, and when you look at that UCC section you can't go with the legal argument Platinum is making. And that is why they're kind of tilting at windmills in terms of saying the UCC doesn't apply.

It doesn't have anything to do with the actual technical application here, the UCC, it is just when they read that section they know everything they're telling Your Honor about what damages Rohn should get -- it is just flatly wrong.

I want to talk for two minutes about some of the points they make about their mitigation argument, because they are urging The Court to adopt several arguments, each one of which is one hundred percent wrong.

The first argument they make is that Rohn can't be awarded the damages it seeks in this case because Rohn is taking an impermissible wait-and-see approach to its damages.

You may recall that from their brief, Your Honor.

And Platinum relies on a case called Sharma, S-H-A-R-M-A, to make that point. And it is as we explained in our reply brief, once we saw that was the argument they were trying to make, that Sharma case and the argument they are making is totally off base.

Cases disapproving a wait-and-see approach to damages, like *Sharma*, are cases in which the plaintiff is attempting to get a damage award of future lost profits, and that's key, future lost profits, by advancing a claim that is contingent on future events.

Very simply, Your Honor. Rohn is not seeking any lost profits in this case.

Rohn is merely seeking the difference from the benefit it would have had in selling the assets of Platinum, to the benefit it later realized (Indicating) in the Mitigation of Damages section, in one or more alternative transactions. It is not a claim for lost profits in the first place, much less a claim subject to any prohibition against the wait-and-see approach, and frankly, their whole argument, Your Honor, doesn't make any sense because the law clearly embraces the notion

that a plaintiff has to mitigate its damages.

The mitigation process, by definition, this has some element of waiting in it, some element of seeing.

If I was supposed to buy your car, and I didn't buy it, and Your Honor then had to sell it to someone else, if that is what Platinum wants to call waiting and seeing, well, so be it. But that clearly cannot be the basis on which the issue of mitigation wouldn't apply to those facts.

Mitigation always involves a little waiting and seeing.

The next argument that they talked about--

THE COURT: You have about a minute.

MR. SOROKO: -- is wrong, is the issue of the market value of the assets.

What the cases make plane, and it is only common sense, Your Honor, the place you determine market value is in the market.

What does that mean?

It means you go into the market, in the alternative transactions which Rohn pursued, and you see what you get for those assets.

We went out in the market and what we got was worth $54 million.

Platinum's view is you don't do that. Platinum's view is, instead, you look at a 10K, an SEC filing you look at book value and you stick Rohn with estimates of what Rohn thought its assets might be worth, untested by the actual market.

In effect, they want to say that because you thought they were this much, (Indicating) and they proved to be only worth some lower amount, you walk out of court with zero, even though you are actual experience in the actual market proved that the market value of those assets was less.

That is an incredible argument.

I understand why they make it. They make it because it has the effect of producing a zero result for Rohn. But that doesn't make it right, and in fact it is a 100 percent wrong. All of the cases very clearly show that in New York law when they use the term *market value*, they mean the term as the value established in a market by a subsequent transaction.

If it didn't mean that, then all of the mitigation and all of the Black Letter Law about an

aggrieved seller having to cover, you will remember that term, and having to go out and try to reduce the breaching party's damages would make no sense; you just use projections; you just use estimates and you just turn a blind eye to the real world. That's what they want this Court to do; they want this Court to ignore what actually happened when, because of their breach, Rohn had to enter into a series of alternative transactions. They want a *get out of jail free card*, Your Honor.

Don't give it to them.

Thank you.

THE COURT: Mr. Reed.

MR. REED: Your Honor, we don't want a get-out-of-jail-free card, we want you to apply New York law, if you do that, you reach the result that we say you do in our brief.

Mr. Soroko does an excellent job portraying indignation and disbelief that we're arguing that the world is flat. But the fact is, the cases tell you what the law is, and at the end of the day when you read them we have the better of them.

Now, let's start with where we agree.

Everybody agrees that New York in breach of

contract cases applies a rule of benefit of the bargain.

From that you subtract mitigation and that results in total damages.

And where we disagree, and these are the charts at the back end of our brief for ease of reference.

Where we disagree is in two main areas. One is how do you go about calculating the benefit of the bargain, and two is when do you measure it?

All right?

If you look at our exhibits if you do it in a proper way you come out with zero damages, and that's not meant to be a slap at the Supreme Court or suggest that you should subsequently overrule their decision. The Supreme Court ruled that we were liable; said nothing at all about damages you write on a blank slate here, obviously based on the evidence at trial before you.

Now let me talk about the main issues first. How do you calculate the benefit of the bargain?

It is very simple. The benefit of the bargain is the profit you would have made from the contract, and even if they're greater is your profit, is, what you would have received minus what you were going to spend to

get.

He have a contract to sell a car and provided for a twenty thousand dollar purchase price. The benefit of the bargain to me is not twenty thousand dollars. The benefit is twenty thousand minus the cost that I paid for the car.

So the profit is ultimately three- or four thousand dollars.

If you look at their chart, they calculate the benefit of the bargain, as, this is everything we would have gotten under the contract. But to get to the benefit of the bargain you have to subtract from that what they would have given up, and that's how we set forth in our chart.

If you look, you see what Rohn was going to receive is the stop section of it, and what they expected to give up, and the difference is their profit.

And that's their benefit of the bargain.

Now the irony here is that they had no profit coming to them. The whole point of the sale from their prospective was to take a loss on these assets so that they could claim a tax benefit, and we'll deal with that later as a consequential.

But the important point is their expectancy, the benefit of the bargain, profit; at the end of the day it was going to be a negative figure of $16 million dollars.

Now, they were expecting a tax refund as a result of this. And under New York law they're entitled to include that in their damages because that was a foreseeable consequence of Platinum's breach. Everybody knew going into this that they were supposed to get and part of the reason for the deal was to give them the tax benefit, and under New York law if you cause somebody a foreseeable damage, that's consequential, and you're liable for that and we accept that.

All of the other consequential damages we outline in the brief were not foreseeable and for other reasons were not recoverable.

So at the end of the day, their total damages, when you take what they were expecting to get from the tax refund, and then you subtract from that their loss they would taken on the value of the assets for $16 million dollars, their total damages are $15.6 million dollars.

Now, from that you get credit for mitigation,

and the mitigation was that they got $23 million dollars tax refund by going ahead with the Fogson transaction, so we subtract that from the damages and they add up to a ten negative 7, ten negative 7 million.

Now, if you look at the cases, that's simply the way it has to be done under New York law, and I would commend you to the U.S. West case which we cite on page 7 of our brief where it basically lays out in equation-type formula how you go about calculating damages.

You take what they would have gotten, you subtract what they would have received, I'm sorry. You take what they would have gotten, you subtract what they were going to give up, and then give credit for mitigation.

Now the next issue becomes when do you measure all of this?

THE COURT: Well, let me ask you a couple preliminary questions with regard to mitigation.

The argument was made by Rohn that you haven't suggested at any time in your papers or at trial that their mitigation efforts weren't appropriate. Is that correct?

MR. REED: It's half correct.

THE COURT: Okay.

MR. REED: Let's me explain. What they're calling mitigation, their resale of the assets, is not in fact mitigation.

It is just simply not. And this, I guess let me go to this issue, because it's the harder of the issues, which is, when do you measure the value of these assets?

I mean, when you really put all of the cases aside you get to what the real dispute is (Indicating).

People agree, generally, on what they were supposed to get, and then the question is how much do you subtract, and we say you subtract the market value of the assets on the day of the breach.

They say you only get to subtract how much cash you were able to get over the course of the next year when you sold those assets.

That's really the heart of it; and again, if you look at the cases, we're clearly right there.

If you look first of all at *Todd vs. Gamble*, printed on page 7 of our brief. It's New York's Court of Appeals highest court. "*The general rule for the measure of damages in a case of a breach by a vendee, in the*

contract for the sale of an article of merchandise at a fixed price is the difference between the contract price and the market value of the article on the day and at the place of delivery."

That is exactly this case.

Platinum was the vendee, a person to whom thing were going to be sold. We breached according to the Supreme Court. So their difference is the difference between the contract price and the value of the article on the day and at the place of delivery, the day of breach.

That's where it comes in and that's how it ultimately has to come out.

Now, Mr. Soroko talks as if that's a crazy notion. Everybody knows that the resale value is how you measure damages. You take contract price versus resale value.

THE COURT: Isn't the wild card in this whole transaction the opportunity for a unique tax refund because of 911? Isn't that what drove this transaction?

MR. REED: That is what drove this transaction, and we give them full credit for that in calculating our damages if you look at our chart.

THE COURT: Yes, I see that on your chart.

MR. REED: Yes, we even say you're entitled to that, but--

THE COURT: But it's not the typical situation like when you're selling a car. You buy a car for $15 thousand dollars, you sell it for twenty, you have a $5 thousand dollar profit. If you were going to get a $30,000 windfall, even if you sold the car for $12,000, that's the kind of configuration we have here, isn't it?

MR. REED: That is absolutely right, but the question is they don't get to claim the entire windfall, the $30 million, without subtracting from that what it was going to cost them to get it, and what it was going to cost them was selling their assets at a $15 million dollar loss, to us.

To go back to the car example.

If I have a car that everybody agrees is worth $10,000, all right, and, if I can sell it to you or if for some crazy reason I can sell it to my uncle for $50,000, all I have to do to complete the transaction is to sell his car. Of course, I don't care what I sell the car for, I can sell the car for one thousand dollars, and I get my fifty, but my profit on the transaction is

$41,000 because I sold the car for nine thousand dollars less than what it was worth.

THE COURT: You still have the car, you still have some out-of-pocket for the car.

MR. REED: Right, and that, but my, you have to add the out-of-pocket for the car originally, but the way you measure damages under New York law, what's the asset worth on the day of the transaction, right? You look at *Todd vs. Gamble* and all of the other cases that we cite in our brief; couldn't be clearer.

So, to get that $50,000 that my crazy uncle promised me, it's not pure profit, it's not just fifty thousand dollars and that's my whole profit. I have to subtract from that the loss I took on the car, I gave away a ten thousand dollar car for one thousand dollars. So from the fifty thousand I have to subtract the nine and my ultimate gain is forty-one.

Coming back to this case.

They did the transaction that got them a $31 million dollars tax refund, but it wasn't free. In other words, to get that tax refund, they had to sell their assets for $16 million dollars less than they were worth; and so from their $30 million dollar tax profit you have

to subtract the loss they took when they sold the assets; and in fact they didn't care about that because they knew the tax refund was going to be so big, that it would still be profitable, even though they were selling their assets at such a loss.

So the notion that you can only value the contract, the resale price, is the only relevant consideration just belies the other cases, and I would point out the *Todd vs. Gamble* case I mentioned a minute ago that sets forth this rule, they don't even so much as mention it in their reply brief.

All of the other cases they talk about for this rule, the resale price is what determines it, are either cases where resale price was deemed to be the best measure of the market value on the date of the transaction, or, their UCC case; and Mr. Soroko says we run away from the UCC because it explains why our whole theory of New York law is wrong.

No, that's not true.

We argue against the application of the UCC because it simply doesn't apply.

Now, admittedly. If it does, it is an exception to the general rule of New York common law that

requires you to measure damages based on the value of the assets on the day of the breach.

The UCC has a special rule that says you can use the resale value, and that's why it matters that the UCC doesn't apply here, and the cases we go through in our brief explains why that is.

If you have a transaction such as this where it's mixed goods and non-goods, you go by the essence of it, the purpose of it, and this was not a case where Platinum was looking to buy boxes of widgets or boxes of roller skates. Platinum was buying a business.

Platinum was buying a unit it could take forward to generate earnings, and that's all in the transcript and the record we lay out in our brief. And most particularly we note the testimony by Matt Geld, modeling what price they were going to pay for this. It was all about how much income it was going to generate over the next seven years. So it's not about buying and selling, it was about buying an on-going business; and even if they wanted to reduce it, how much value did the goods have, how much value did the stuff that wasn't goods have.

Look at our brief, page 13 footnote 6, it

shows you that just taking the balance sheet out of it, the goods in the transaction were about the third of the total things if you add up the liabilities, the intangible goods, and even inventory passing back and forth.

So if you look at it from purely a numerical basis which the cases don't suggest you do, but even if you did, the UCC wouldn't apply here; and again, once you put the specialized rule of the UCC aside, you fall back to New York common law which tells you that it's a very simple matter of what were you going to get minus what were you going to give up, both of those measured on the day of the breach.

Also on the issue how you measure it, Mr. Soroko attacks our use of the value report of the SEC filing saying that can't possibly be a reasonable measure of what the assets were worth.

Well, it has to be, otherwise they violated the law when they filed them. Your obligation under federal law is to turn in financial statements which fairly and accurately reflect the value of all of your assets and all of your liabilities. That is a matter of statute.

Mr. Ward and his fellow manager over at Rohn signed and certified that they had done just that.

So, when you look for what is the best evidence of the market value of these things on the date of the transaction, there couldn't be any better evidence than sworn statements by the management of the company who knows these assets best as to what the values were, you know, essentially, when the transaction was supposed to be closed.

You look like you're waiting to interrupt me.

THE COURT: No, I'm not.

MR. REED: Okay. Mr. Soroko says, well, you should use the resale value. Again, the law doesn't permit that. But even if they were to argue that the resale value reflects the most appropriate measure of the market value of the assets, the evidence just doesn't support that. What the record shows is that in this case they wanted to get a tax refund.

They didn't care about the selling of assets for their market value, in fact they wanted to sell them for as far from their market value as they could because that would generate a bigger tax refund; so when five days later they turned around and sold a bunch of assets

to Fogson, they simply gave those things away. It was a fire sale to generate the loss to get the big tax refund, and they managed to do it, which enured to everybody's benefit. They got the tax refund, so we get the mitigation of damages that's generated from it.

So that the only evidence here that you have of the market value of their assets as of the date of the breach is what they swore to in filings under which they were obligated to give the best possible estimate they could, and, importantly, they have the burden of proof on this issue because this is not, again, this is not a mitigation issue.

THE COURT: What do you think about the argument that the value of their merchandise was compromised by the failure of this transaction? Because it was reported, or because the reputation of the company was impacted, or because confidence in the product was impacted?

MR. REED: Well, first of all, I don't think that the evidence is there to support that.

I think if you look at the moment of the breach, what was the stuff worth on the market? And I don't think you have any evidence that they tried to sell

it to anybody, who then came back and said well, we're not willing to pay that because Platinum terminated the transaction with you.

Doesn't make any logical sense. The character of the assets wasn't changed by Platinum pulling out of the contract. They were what they were before the transaction and after the transaction. Nothing about our breach changed the nature of these assets, and I don't think there is anything in the record that suggests otherwise.

The other areas of difference I'll just touch on.

The pension and medical liabilities you asked the question about, the bankruptcy value, just to be clear, our position is that you don't even need to go to the bankruptcy because you value it as of the day of the breach. And again, that value is in their SEC filings. If you were to go to the bankruptcy value, we think it would be entirely unreasonable to offset against the negotiated cap the entire $2. whatever million they claim cost them to go through the bankruptcy. There's just simply no reasonable or logical way to attribute the entire cost of the bankruptcy should be attributed to

negotiating that one single stipulation.

That would be insane I think.

The environmental liabilities, the difference attributed essentially to our, again, our taking their best estimate purported in their SEC filings, again, evaluations that their expert essentially picked out of thin air. He didn't purport to be an expert in evaluating environmental liabilities.

Essentially, what he did was, well, looked at two estimates, I'll double the lowest one and then take an average. There is no suggestion that, and we asked him at trial, there is no suggestion that this was in any way a sanctioned methodology in evaluating environmental liabilities.

This was nothing other than this guy's just general sense of what would be fair. And when you compare that to the liability of what management swore to in that SEC filings, and the value of that at the time, it's which of the two of those you doubt.

THE COURT: Wasn't in fact the $12.5 million dollar reduction in the price that Platinum paid in consideration of the valuation in that environmental liability assessment?

MR. REED: That reflected in the negotiation between the parties. And even Rohn recognizes that what the parties negotiated in terms of this complex deal doesn't necessarily reflect asset by asset the value of it. If they did, they would be claiming $4.5 million for that and they're not.

That was simply in the context of the negotiation of what the parties agreed on.

THE COURT: It was subsequent to the production of the report, which established the range. It says $1 to $4.5 million dollar range. I think it was a reasonable worse-case scenario, or some words to that effect.

MR. REED: Sure, but if you put yourself in the position of the parties at the time, what's realistically happening there is Platinum wants to value that as high as possible because it lowers its purchase price. Rohn needs to get a deal done and says okay, it's a concession, but it's not, I don't think there's any evidence from which you can conclude that the parties are in agreement on that number came to a dispassionate and reasoned valuation of what that liability is worth.

Again, Rohn doesn't claim that.

THE COURT: Well, Rohn claims that there were

two reports and because of the nature of the environmental liabilities, there wasn't a number certain; they both reflected a range, and the report that was generated by Kirkland and Ellis, I think, has $1 million dollars, which is captioned *reasonable case*, this is under remedial costs, one category, *reasonable case* and the other one is called *reasonable worse case*, and the reasonable case is a million dollars and the reasonable worse case is $4.5 million, and, and so your expert chooses to believe that the reasonable case is its proper value.

MR. REED: I don't think it's that. Well, first of all there was a second report a more recent report which says the most reasonable case was one million.

THE COURT: Well, that's what I'm looking at. I'm looking at the page of that report. You referenced it in your papers I believe. It's 18913; that's the Bates number, R18903. But in any event, I think we're talking about the same thing, two reports, and they each have a range.

MR. REED: My memory of the record, and you ma have it better than I, that the more recent of the reports deemed one million to be the most likely reasonable

estimate of the liabilities. If I'm wrong about that the documents will say.

But the point that I think is more cogent here is that when Rohn, itself, was required to make a public filing, in which to say what's our best estimate of the value of this liability, under sworn filing, they said, $1.1 million dollars, and that, out of all of this, is the most reliable and reasonable number.

With respect to the net cash at closing. I think that is a simple issue of contract interpretation.

And we maintain this as row four on our chart.

My intent by the way, Your Honor, is to just go down and high-light the areas of differences, and if there are particular ones you would like me to skip to, I would be happy to.

THE COURT: Since you put this net cash in closing item, let me ask my question there.

There was some discussion about the difference between the purchase price of $8.75 million and $9 million, and there was discussion about $250,000 adjustment that was made along the way.

I think Rohn's position is that ultimately was agreed to and the price was increased by $250,000.

Your position is that that was never actually written, and therefore that is not in fact the price that was agreed to by Platinum.

Is that correct?

MR. REED: That is correct.

And I would point out the case that they mostly rely on for the proposition that you can orally modify a contract notwithstanding an agreement like that, or a provision like that, involves a case where all of the parties were in court and before the Judge, and essentially stipulated the contract would be amended, which is obviously not remotely like what we have in this case.

THE COURT: Well, in this case wasn't there testimony to the effect that $250,000 additional sum was agreed upon?

MR. REED: Yes, but that is different than concluding the agreement before the Court. They were recalling what happened two or three years ago, and the point was, unless that was reduced to writing pursuant to the contract, it essentially didn't exist.

Reduction in bank debt is the next item I would address unless Your Honor wants something else?

THE COURT: No, go ahead.

MR. REED: This is a consequential damage which is not recoverable if it wasn't foreseeable. The rule is crystal clear that only those damages which are foreseeable at the time of contract can be consequential damages.

At the time of contract there was no agreement or promise from any bank to reduce that debt. That happened by Rohn's acknowledgment a week after the contract was signed.

Rohn tries to get around that by saying well, but everybody was involved and knew that was going to happen. But again, under the law it's irrelevant. What the parties learn or know of after the date of the contract, is irrelevant, because essentially your liability is determined by what you know when you signed the agreement. What you learned later might have changed your mind when you signed the agreement.

So essentially, you can't be held responsible for it.

THE COURT: But you deny that this was a four-party deal, with a trust, and Rohn's lenders and Platinum and Rohn?

MR. REED: Of course. There is one contract and it's between these two parties. What happened, and the record will bear this out, that they signed this deal and in order for it to go forward, the Trust had to consent, and we had some testimony about that.

The Trust said the price of our consenting is that you have to figure out a way to get us three-and-a-half more million dollars. And so, Rohn came back and went to its banks and said will you forgive, they said, yes; and they asked Platinum will you contribute by kicking in $250,000, and the testimony suggests Platinum says we will.

Platinum's part was never reduced to writing.

The bank's promise, Platinum couldn't have foreseen that coming when it signed the contract. Their attempt to turn this later effort into some sort of an amendment is just too much, you don't amend a deal of this kind with this sort of discussions and then nonformalized proceedings that they would cite you in their brief.

THE COURT: So you agree that all those events happened, but your position is, because there wasn't a formal amendment to the contracts that it doesn't effect

foreseeability?

MR. REED: My agreement is because it happene after the contracts were signed; it couldn't have been foreseeable at the time of the contract.

I would then go to 11, 12 and 13, which are the costs that they incurred in essentially running their business after the breach.

I think the argument in our brief is simple, intuitive and correct which is, we didn't cause this.

If a party, if a party to an Asset Purchase Agreement was liable for everything that happened after a breach, you would be liable in perpetuity. And under that theory they could claim that because we breached and they had to keep the business, we had to pay whatever costs they incurred for all eternity through life.

THE COURT: Well,Platinum would have only controlled the Peoria and Frankfort sites had the agreement been completed, correct?

MR. REED: That's correct.

THE COURT: And so what happened is, Platinu didn't take control, and so Rohn had to continue to operate, and your argument is, nothing to do but to continue their operations?

MR. REED: Essentially, that's the argument. Just to take you back to the car example. If I breach the contract to buy your car and any other damages, but those damages aren't going to include the gas that you have to buy for the rest of the life of car to run it. You get your lost profits; I mean you get your lost profit on the transaction, and that's why 11, 12 and 13 are all essentially costs of carrying the business forward; can't be recovered.

I think that covers the main areas of difference. If there are any other questions I would be happy to go through it. The only other thing I would just emphasize and point out, make clear, that we believe we are firmly on the side of right that New York law requires you to measure damages as of the date of the breach by subtracting the consideration to be paid from the consideration to be gained, crystal clear we think that's right.

If, however, you were to come to the opposite conclusion, that's what Chart B is, which is operating under Rohn's framework. Even if you go by that (indicating) incorrect method of calculating damages, there are still issues, there are still variances which

are not due to the timing and which are explained in the brief, and that's how we put the numbers we show on Chart B.

THE COURT: Okay. Mr. Reed, did you want to add something?

MR. REED: Just to clarify that point on the record about which I was confused with respect to environmental reports.

I think you're right, the Kirkland & Ellis report was more recent, and my argument, while it has a range of one million, the reasonable case is $4.5 million, and it also says that the reasonable case is meant to identify the scenario believed to represent the most likely outcome. That's what I'm referring to and that's our Bates R1982.

THE COURT: Okay.

Thank you.

Yes.

MR. SOROKO: Thank you.

I'll try to be very brief, I really will.

Your Honor, I would really like to go back to the car example. I think it crystallizes the issues in this case.

I'm advertising a custom car, and I'm advertising it for sale for twenty thousand dollars. Mr. Reed says it sounds great, I'll buy it, and when it comes time for him to buy it, just as Platinum did, he wrongfully breaches the agreement, he doesn't take the car.

So I keep the car.

And later that week I want to fill out an application for a home equity loan, and it's asking me about what assets I have, and I run through those assets and one of those assets is my car, and I've got to fill in what that car is worth, and I think back on my transaction with Mr. Reed, and I'm very upset for him for wrongfully breaching like Platinum did, his client. But I say, okay, twenty thousand dollars, because that is what I had a seller ready to buy it for.

Now I want to go back on the market to see what I can sell it for, and I can only sell it for $15 thousand dollars. No one will give me the twenty thousand dollars for reasons good, bad or indifferent.

I was going to get it from Mr. Reed, but like Platinum, Mr. Reed breached.

Now I can only get $15 thousand dollars.

Your Honor, under Mr. Reed's view of the world, under Platinum's view of the world, I get zero damages. Because I thought it was worth twenty, and when I went out and tested it in the market and found I could only get fifteen, under Platinum's view of the world, I don't get $5 thousand dollar in damages, I get zero.

Your Honor, that is flatly preposterous.

That is the only word I can use for it.

Even the case Mr. Reed spent three minutes telling you about, this *Todd* case from 1896, and he didn't mention the date but it's 1896, two inches below where he was reading to you it says, "*If the article is bought and sold in the market,* and they're talking about the resale, "*the market price shows what pecuniary sum it would take the plaintiff, to put the plaintiff, in as good a position as if the contract had been performed.*"

That is the case he is citing, not even taking into account all the cases we cited.

You can't get away from the market.

If you're going to sell something for twenty and that person who was going to pay twenty breaches, and you can only then get fifteen, you've got five in damages every day of the week; and the fact that you may on a

piece of paper have thought you still had something worth twenty, well the cruel experience of the market showed you didn't, and unless you didn't sell it the right way, or took too long, or drove it into a stone wall between the two sales, unless you did any of those things, it's his burden to show he is responsible for the difference.

It is so elementary, it's probably something that is grasped and taught and focused on, not only in first-year contract, but right away what it means. You don't say, well, did the seller take out a home equity loan in the interim and what did he put down as the value of this car?

You look at what he got in the market.

It is so simple it controls this entire case; so I'm glad he brought up the example of the car and I'm glad he brought up the *Todd* case, because the example of the car and the language in the *Todd* case, itself, is a 100 percent exactly what we're urging The Court in terms of Rohn's position here, Your Honor.

Glad he brought up the fact that he does have Exhibit B, which I guess is his back stop, which is $5.6 million dollars that Rohn would be owed, and, I guess the fairest thing to say about Platinum's position is that

they want it both ways. They want the tax refund from mitigation but they want to also not accept that the resale value is necessary to generate those tax refunds were less than the projections set forth in Rohn's SEC filings; can't have it both ways. They want it both ways. The simplest way to look at this case was, where would Rohn had been had they they not breached?

Where did Rohn wind up in the wake of their breach after all of the scrambling that Rohn's executives had to go through, what was produced (Indicating), subtract the two, add consequential incidental damages.

We're not charging Platinum for consequential incidental damages like the gas we continued to use in the car. We're charging them for things like having to readvertise the car.

That is consequential incidental damage.

When he breaches and I've got to go out and get a new buyer, and I've got to do that by advertising and I spent three dollars to do that (Indicating), I'm adding three dollar to his damages, because it is the benefit minus the mitigation plus the consequential incidentals.

We think it's open and shut, Your Honor.

Thanks for listening to us today.

** ** **

DECISION OF THE COURT

THE COURT: I can't help but think that this transaction was a lost opportunity for both sides. I think Platinum got a good deal because Rohn was in a position to offer a good deal because of the tax refund, and, but for a trip to Aspen, who knows what the outcome of this case might have been.

However, I'm going to go through this damages claim one piece at a time and tell you where I come out.

The benefit of the bargain is not a very difficult concept and that's the principle that I am applying. I reject Platinum's damages theory.

Rohn's benefit of the bargain is almost entirely as laid out in that chart as I'm going to announce it.

As to the first two categories, the tax refund and the current liabilities, there is no dispute.

The pension and medical liabilities assumed gives me pause for the reasons that I mentioned before.

There was a negotiated cap on that liability

which limits Rohn's claim, but there was a cost associated with that cap, and the record does not provide a meaningful way to apportion the $2.294 million dollars that was spent on the bankruptcy proceedings, including negotiating that cap. My guess is that very little of that was associated with negotiating the cap - obviously, some of it was, but I can't discern that from the record before me.

So I will, as to that claim, adjust the pension liability to reflect the $2.5 million dollar cap.

And, at this point I'm not going to give any consideration to the cost of securing the cap, but I will give Rohn fifteen days to submit an affidavit in support of that aspect of the claim, if it choses to do so. If it is *de minimis* you may say it is not worth it, but I will give you that opportunity.

As to the reduction of bank debt. Lets go through the benefit of the bargain.

Reduction in bank debt is the next item. Rohn's claim is $2.588 and I agree with that number. It's clear to me that the reduction of the bank debt is part of the overall transaction that made it possible to go forward with this deal, and therefore, that loss is

part of the claim. So I will award $2.588.

Environmental liabilities. That's an interesting category because Mr. Shopa did a weighted average, and Platinum argues, well, Mr. Shopa's not an environmental expert, he's not competent to calculate this loss. It is a Daubert-type argument.

The problem with that is that Mr. Shopa is in the business of evaluating businesses, and competent environmental reports were secured. And, so the question is what does a person in the business of evaluating businesses do when there are two competent reports and they both reflect a range of loss?

He gave a weighted average. I find that to be a more reasonable approach than taking the lowest possible number of one million dollars, because looking at the fine print of this report, the Kirkland and Ellis report, it says, "The reasonable case is meant to identify the scenario that is believed to represent the most likely outcome. The reasonable worse case has been developed to account for a favorable regulatory outcome or for site conditions that are considered unlikely, yet plausible."

Now, if Rohn were trying to support the $4.5

million dollar number, I would find that objectionable. But I don't find the number, the weighted average, to be objectionable, and I will award $2.167.

The net cash at closing, Rohn claims the amount was $1.1 million, Platinum claims it is zero.

I find that there was an amendment to the Agreement, and that the value of the transaction was changed from $8.75 to $9 million dollars, and I accept Mr. Shopa's analysis as to the working-capital adjustment because he followed the methodology set forth in the contract, the APA, and he uses actual asset value-rather than the Rohn's 2002 Form 10K.

In addition to the expert testimony, the conclusions of Mr. Shopa are consistent with the calculations of Mr. Dix, and for those two reasons I find that to be a valid number, and I award $1.1 million as the proper factor there for the benefit of the bargain.

As to mitigation of damages, it is clear to me that Rohn did an excellent job of mitigating damages. All sales and other benefits are credited to Platinum.

The amount of the tax refund isn't in dispute, nor is the associated debt forgiveness. The Collections on the Accounts Receivable are very different. There

isn't any challenge that the recovery on the Accounts Receivable of $12.9 million and the Asset Inventory and Sale of $10.094 million are actual numbers, correct numbers, and there is no challenge as to the commercial reasonableness of those mitigation steps. I think it is appropriate to deduct the $175,000-dollar break-up fee to SPX, which was associated with maximizing the Frankfort assets. Based on the evidence that has been presented, I find those numbers to be reasonable.

And that takes care of 8 and 9 on that chart.

As for the retention of prepaid expenses, this is a prorated sum; there's no disagreement that the sum was $1.703 million. The question was whether Rohn should credit Platinum with all of that or a portion of it? Rohn's position is based on the assessment of Mr. Shopa, who prorated it based on the fact that there was not a full year that expired prior to the entry of the bankruptcy. The prorated sum is $1.206 million a reasonable sum to me and supported by the evidence.

The consequential incidental damages, I'm going to award all of the ones claimed by Rohn. Had the deal been completed, control of both sites, Peoria and Frankfort, would have gone to Platinum. Terminating the

operation in Peoria was a reasonable measure to protect and preserve Rohn's operations and to consolidate resources as Rohn went forward after the Platinum breach. The consultant and lender fees also are appropriate. The transition to Frankfort to gear up, to continue the operations I think also was an appropriate consequential incidental damage.

I direct Rohn to prepare a form of order consistent with my rulings here today.

There is no question everybody agrees that the judgment interest is available, and so that should be included as well.

Stand in recess.

** ** **

(WHEREUPON, at 2:30 p.m. the proceedings are concluded.)

STATE OF DELAWARE)
NEW CASTLE COUNTY)

CERTIFICATE OF COURT REPORTER

I, Jean Preston, Official Court Reporter of the Superior Court, State of Delaware, do hereby certify that the foregoing is an accurate transcription of the proceedings had as reported by me in the Superior Court of the State of Delaware, in and for New Castle County, in the case herein stated, as the same remains of record in the Office of the Prothonotary at Wilmington, Delaware, and that I am neither of counsel nor kin to any party or participant in said action, nor interested in the outcome thereof.

This certification shall be considered null and void if this transcript is disassembled in any manner by any party without authorization of the signatory below.

WITNESS my hand this 3rd day of July, 2007.

Jean Preston, CSR
Official Court Reporter

CERTIFICATE OF SERVICE

I, Sarah E. DiLuzio hereby certify that on August 21, 2007, I served true and correct copies of the Notice of Appeal in the manner indicated on the following counsel of record:

By Hand Delivery

Daniel V. Folt (DSB ID No. 3143)
DUANE MORRIS LLP
1100 North Market Street, 12th Floor
Wilmington, Delaware 19801

By Electronic Mail

John Dellaportas
DUANE MORRIS LLP
380 Lexington Ave.
New York, NY 10168

Sarah E. DiLuzio (DSB ID No. 4085)

810268